Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter Results

Notable items:

•                  Quarterly reported EPS was ($0.65), or ($0.26) after excluding impairments and losses related to divested businesses and assets, primarily C&J Energy Services

•                  Reduced debt by $87 million and net debt by $121 million during the quarter

•                  Received awards for three Lower 48 newbuilds

•                  Started recognizing revenue for MODS 400 GOM platform rig

HAMILTON, Bermuda, August 2, 2016 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) today reported second quarter 2016 operating revenues of $571.6 million, compared to operating revenues of $597.6 million in the first quarter.  Net income from continuing operations for the quarter was a loss of $186.6 million, or ($0.65) per diluted share, compared to a loss of $396.6 million, or ($1.41) per diluted share, last quarter.  Net income from continuing operations for the second quarter includes a loss of $0.39 per share due to impairments and losses related to disposed businesses and assets.  The largest component, totaling $0.34 per share, is comprised of an impairment to the carrying value of the Company’s investment in C&J Energy Services Ltd. (“C&J”) and its proportionate share of C&J losses from the prior quarter.  In addition, the second quarter benefitted from the renegotiation of two contracts, as well as early termination revenue that improved reported net income by $24.1 million or $0.09 per share.

Anthony Petrello, Nabors’ Chairman, President, and CEO, commented, “Thanks to our global market position, stringent cost management and incremental revenue from two contract renegotiations, we were able to achieve a sequential increase in adjusted EBITDA, despite lower activity and pricing.  Additionally, continued focus on capital expenditures and expense control has led to a reduction in net debt of nearly $140 million year-to-date.

“Operating income for the Company remained flat quarter over quarter, largely attributable to favorable results in the Gulf of Mexico and our international business offset by declines in Rig Services, Alaska and Canada.  Our Gulf of Mexico results reflect amended contract terms for the MODS 400 deepwater platform rig, which include partial recovery of standby revenue for past quarters.

“We completed two of our three recently introduced PACE®-M800 AC rigs under construction, with completion of the third expected by the end of September.  We have executed a contract for the first rig and are finalizing contracts for the other two.  Our pad-optimized PACE®-X rig also continues to set new performance records.

“We remain diligent in managing the current cycle, particularly in light of the recent pullback in oil prices, while maintaining our flexibility to capitalize on opportunities.”

Segment Results

Adjusted operating income for the second quarter was a loss of $53.4 million, essentially flat from the first quarter.  During the second quarter the Company concluded negotiations on a contract amendment to the MODS 400 platform rig in the Gulf of Mexico and resolved a contract dispute in Angola. In addition, early termination revenue totaled approximately $14.3 million.  These items had a combined favorable impact on results of $29.7 million, as compared to $3.6 million for early termination revenue in the first quarter.

Drilling and Rig Services adjusted operating income was a loss of $25.0 million compared to a loss of $18.6 million in the first quarter.  Quarterly adjusted EBITDA in these business lines decreased sequentially to $193.4 million, a 3% decline from the previous quarter.  For the quarter, the Company averaged 159.1 rigs operating at an average gross margin of $15,850 per rig day, compared to 187.9 rigs at $13,407 per rig day in the first quarter.  The Company expects additional declines in near-term volume and pricing, as term contracts expire and adjust to spot market rates in the lower 48, and international markets continue to adjust to commodity prices.

International adjusted operating income increased by 15% sequentially to $53.9 million due to several beneficial revenue items and cost improvements.  Quarterly adjusted EBITDA in this segment increased by 2% sequentially to $150.6 million.  Compared to the second quarter, the Company expects decreasing quarterly income in the near term, reflecting activity declines and the absence of specific revenue events of the second quarter.  Increased bidding activity in the Middle East and planned 2017 budget increases by certain Latin American customers imply an upturn is possible in the first half of next year.  In Canada, the usual sequential decrease in results due to the annual second quarter break up was minimized by the historically low first quarter rig counts.  Subsequent quarterly results should reflect a modest improvement.

The U.S. Drilling segment posted an adjusted operating loss of $48.3 million for the quarter, reflecting further activity declines and margin erosion offset by the additional standby revenue agreed with our customer for the delayed startup of the MODS 400 platform rig. The Lower 48 operation saw 18% fewer rigs working compared to the first quarter, with an average rig count of 44.  A rig count improvement late in the quarter implies a bottoming in activity.  Provided oil prices stabilize into the $50 per barrel range, the Company expects the near-term rig count to increase gradually, albeit at lower average margins, as legacy contracts renew at current spot day rates.  Subsequent to quarter end, the Company commenced mobilization of its second arctic coiled tubing drilling rig to the North Slope of Alaska with startup anticipated to occur in late third quarter.

Rig Services, which consists of the Company’s manufacturing, directional drilling, and complementary services, reported an adjusted operating loss of $19.7 million.  While the broader market continues to struggle in these segments, the Company is encouraged by customers’ adoption of its technologies and interest in its comprehensive offerings.

William Restrepo, Nabors’ Chief Financial Officer, stated, “Our company’s strategy and preparation continue to contain the damage inflicted by the severity and length of the current downturn.  Capital allocation over the past five years to international markets with lower cost reservoirs, as well as intense focus on developing advanced drilling technologies, have helped us continue to perform well nearly two years into this downturn.  Early actions to control cost and capital expenditures have also contributed to the positive free cash flow that we had anticipated.  Finally, the steps taken to strengthen our liquidity position before the start of this downturn have proven extremely valuable and have prevented the need for onerous capital market transactions in a very unfavorable environment.  In addition to our current cash balances, our $2.25 billion revolver remains undrawn.  And although we see signs of improvement in both international and U.S. markets, we remain committed to maintaining liquidity and financial discipline, while targeting positive free cash flow during the remainder of the year.”

Mr. Petrello concluded, “I am pleased with our results this quarter in light of historically low rig counts and the most challenging drilling market in decades.  Since this downturn began in 2014, Nabors’ unique best-in-class global footprint and technological innovations have allowed us to mitigate the impact of the implosion in North American activity, preserve our sizeable liquidity, and position the Company for further growth.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform rigs in the United States and multiple international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies throughout the world’s most significant oil and gas markets. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues.  Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. Net debt is computed by subtracting the sum of cash and short-term investments from total debt.  None of these measures should be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect our ongoing profitability and performance. In addition, securities analysts and investors use these measures as some of the metrics on which they analyze the company’s performance. Other companies in our industry may compute these measures differently.  A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included elsewhere in this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2016	2015	2016	2016	2015

Revenues and other income:
Operating revenues	$571,591	$863,305	$597,571	$1,169,162	$2,278,012
Earnings (losses) from unconsolidated affiliates	(54,769)	(1,116)	(167,151)	(221,920)	5,386
Investment income (loss)	270	1,181	343	613	2,150
Total revenues and other income	517,092	863,370	430,763	947,855	2,285,548

Costs and other deductions:
Direct costs	341,279	488,522	365,023	706,302	1,408,132
General and administrative expenses	56,624	75,810	62,334	118,958	191,240
Research and engineering	8,180	10,480	8,162	16,342	22,183
Depreciation and amortization	218,913	218,196	215,818	434,731	499,215
Interest expense	45,237	44,469	45,730	90,967	91,070
Other, net	74,607	1,338	182,404	257,011	(54,504)
Total costs and other deductions	744,840	838,815	879,471	1,624,311	2,157,336

Income (loss) from continuing operations before income taxes	(227,748)	24,555	(448,708)	(676,456)	128,212

Income tax expense (benefit)	(41,183)	66,445	(52,064)	(93,247)	45,740

Income (loss) from continuing operations, net of tax	(186,565)	(41,890)	(396,644)	(583,209)	82,472
Income (loss) from discontinued operations, net of tax	(984)	5,025	(926)	(1,910)	4,208

Net income (loss)	(187,549)	(36,865)	(397,570)	(585,119)	86,680
Less: Net (income) loss attributable to noncontrolling interest	2,899	44	(724)	2,175	133
Net income (loss) attributable to Nabors	$(184,650)	$(36,821)	$(398,294)	$(582,944)	$86,813

Earnings (losses) per share:
Basic from continuing operations	$(.65)	$(.14)	$(1.41)	$(2.06)	$.28
Basic from discontinued operations	—	.01	—	(.01)	.02
Basic	$(.65)	$(.13)	$(1.41)	$(2.07)	$.30

Diluted from continuing operations	$(.65)	$(.14)	$(1.41)	$(2.06)	$.28
Diluted from discontinued operations	—	.01	—	(.01)	.02
Diluted	$(.65)	$(.13)	$(1.41)	$(2.07)	$.30

Weighted-average number of common shares outstanding:
Basic	276,550	286,085	275,851	276,201	285,723
Diluted	276,550	286,085	275,851	276,201	286,701

Adjusted EBITDA (1)	$165,508	$288,493	$162,052	$327,560	$656,457

Adjusted operating income (loss) (2)	$(53,405)	$70,297	$(53,766)	$(107,171)	$157,242

(1)          Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect our ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance.  Other companies in our industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(2)          Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance.  Other companies in our industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
(In thousands)	2016	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$255,856	$221,501	$274,589
Accounts receivable, net	504,099	594,506	784,671
Assets held for sale	86,608	80,100	75,678
Other current assets	344,680	363,280	340,959
Total current assets	1,191,243	1,259,387	1,475,897
Property, plant and equipment, net	6,765,257	6,942,315	7,027,802
Goodwill	167,275	167,217	166,659
Investment in unconsolidated affiliates	888	94,657	415,177
Other long-term assets	531,642	486,755	452,305
Total assets	$8,656,305	$8,950,331	$9,537,840

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$175	$5,880	$6,508
Other current liabilities	868,000	865,388	999,991
Total current liabilities	868,175	871,268	1,006,499
Long-term debt	3,503,172	3,584,402	3,655,200
Other long-term liabilities	562,260	578,464	582,273
Total liabilities	4,933,607	5,034,134	5,243,972

Equity:
Shareholders’ equity	3,715,850	3,904,320	4,282,710
Noncontrolling interest	6,848	11,877	11,158
Total equity	3,722,698	3,916,197	4,293,868
Total liabilities and equity	$8,656,305	$8,950,331	$9,537,840

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2016	2015	2016	2016	2015

Operating revenues:
Drilling & Rig Services:
U.S.	$140,342	$321,169	$148,676	$289,018	$774,990
Canada	6,617	21,413	17,494	24,111	79,253
International	401,024	458,545	401,055	802,079	897,706
Rig Services (1)	39,248	100,599	53,853	93,101	244,683
Subtotal Drilling & Rig Services	587,231	901,726	621,078	1,208,309	1,996,632

Completion & Production Services:
Completion Services	—	—	—	—	207,860
Production Services	—	—	—	—	158,512
Subtotal Completion & Production Services	—	—	—	—	366,372

Other reconciling items (2)	(15,640)	(38,421)	(23,507)	(39,147)	(84,992)
Total operating revenues	$571,591	$863,305	$597,571	$1,169,162	$2,278,012

Adjusted EBITDA: (3)
Drilling & Rig Services:
U.S.	$52,878	$136,499	$51,235	$104,113	$324,244
Canada	360	3,732	2,122	2,482	22,200
International	150,618	177,310	148,309	298,927	372,099
Rig Services (1)	(10,433)	6,341	(1,481)	(11,914)	27,924
Subtotal Drilling & Rig Services	193,423	323,882	200,185	393,608	746,467

Completion & Production Services:
Completion Services	—	—	—	—	(28,110)
Production Services	—	—	—	—	23,043
Subtotal Completion & Production Services	—	—	—	—	(5,067)

Other reconciling items (4)	(27,915)	(35,389)	(38,133)	(66,048)	(84,943)
Total adjusted EBITDA	$165,508	$288,493	$162,052	$327,560	$656,457

Adjusted operating income (loss): (5)
Drilling & Rig Services:
U.S.	$(48,328)	$31,445	$(47,559)	$(95,887)	$108,483
Canada	(10,831)	(8,268)	(7,278)	(18,109)	(1,910)
International	53,859	83,571	46,872	100,731	182,373
Rig Services (1)	(19,657)	(1,575)	(10,644)	(30,301)	11,298
Subtotal Drilling & Rig Services	(24,957)	105,173	(18,609)	(43,566)	300,244

Completion & Production Services:
Completion Services	—	—	—	—	(55,243)
Production Services	—	—	—	—	(3,559)
Subtotal Completion & Production Services	—	—	—	—	(58,802)

Other reconciling items (4)	(28,448)	(34,876)	(35,157)	(63,605)	(84,200)
Total adjusted operating income (loss)	$(53,405)	$70,297	$(53,766)	$(107,171)	$157,242

Earnings (losses) from unconsolidated affiliates (6)	$(54,769)	$(1,116)	$(167,151)	$(221,920)	$5,386

Rig activity:
Rig years: (7)
U.S.	53.7	119.5	64.9	59.3	143.4
Canada	4.2	9.7	12.5	8.3	17.6
International (8)	101.2	127.1	110.5	105.9	128.6
Total rig years	159.1	256.3	187.9	173.5	289.6
Rig hours: (9)
U.S. Production Services	—	—	—	—	129,652
Canada Production Services	—	—	—	—	23,947
Total rig hours	—	—	—	—	153,599

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(1)         Includes our other services comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

(2)         Represents the elimination of inter-segment transactions.

(3)         Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect our ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance.  Other companies in our industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)         Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)         Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect our ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance.  Other companies in our industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)         Represents our share of the net income (loss), as adjusted for our basis difference, of our unconsolidated affiliates accounted for by the equity method, including losses of $54.8 million, $.8 million and $167.1 million for the three months ended June 30, 2016 and 2015 and March 31, 2016, respectively, and $221.9 million and $.8 million for the six months ended June 30, 2016 and 2015 related to our share of the net loss of C&J, which we report on a quarter lag.

(7)         Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(8)         International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during the three months ended March 31, 2015.  As of May 24, 2015, this was no longer an unconsolidated affiliate.

(9)          Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.  This fleet was included in the Completion & Production Services business that was merged with C&J Energy Services, Inc. in March 2015 and we will therefore no longer report this performance metric.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2016	2015	2016	2016	2015

Adjusted EBITDA	$165,508	$288,493	$162,052	$327,560	$656,457
Depreciation and amortization	(218,913)	(218,196)	(215,818)	(434,731)	(499,215)
Adjusted operating income (loss)	(53,405)	70,297	(53,766)	(107,171)	157,242

Earnings (losses) from unconsolidated affiliates	(54,769)	(1,116)	(167,151)	(221,920)	5,386
Investment income (loss)	270	1,181	343	613	2,150
Interest expense	(45,237)	(44,469)	(45,730)	(90,967)	(91,070)
Other, net	(74,607)	(1,338)	(182,404)	(257,011)	54,504
Income (loss) from continuing operations before income taxes	$(227,748)	$24,555	$(448,708)	$(676,456)	$128,212

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	June 30,	March 31,	December 31,
(In thousands)	2016	2016	2015
	(Unaudited)

Current debt	$175	$5,880	$6,508
Long-term debt	3,503,172	3,584,402	3,655,200
Total Debt	3,503,347	3,590,282	3,661,708
Less: Cash and short-term investments	255,856	221,501	274,589
Net Debt	$3,247,491	$3,368,781	$3,387,119

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES
AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Charges and Non-Operational	As adjusted
	Actuals	Items	(Non-GAAP)
(In thousands, except per share amounts)	Three Months Ended June 30, 2016

Income (loss) from continuing operations, net of tax	$(186,565)	$(111,561)	$(75,004)
Diluted earnings (losses) per share from continuing operations	$(0.65)	$(0.39)	$(0.26)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended
	June 30,
		Per Diluted
(In thousands, except per share amounts)	2016	Share

Equity-method investment impairments and losses (1)	$95,784	$.34
Other impairments and losses (2)	$15,777	$.05

Total Adjustments, net of tax	$111,561	$.39

(1) Represents impairments to the carrying value of our C&J holdings and earnings (losses) from unconsolidated affiliates, which represents our proportionate share of C&J’s losses from the prior quarter, net of tax of $1.9 million.

(2) Represents impairments and losses related to disposed businesses and assets, net of tax of $7.7 million.

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